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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Maxicare Health Plans, Inc. for the registration of the offer and sale of 8,100,000 shares of its common stock by certain selling shareholders and to the incorporation by reference therein of our report dated March 24, 2000, with respect to the consolidated financial statements and schedules of Maxicare Health Plans, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                 /s/ ERNST & YOUNG LLP

Los Angeles, California
October 17, 2000